 Exhibit 99.1

Eagle Ford Oil & Gas Corporation Provides Operations Update

HOUSTON, TX -- (September 19, 2012) – Eagle Ford Oil & Gas Corp. (OTCMarkets:ECCE), a growing independent oil and gas exploration and production company, today provides an update on activity related to its recent acquisition of over 3,600 contiguous acres in Frio County, Texas.

As previously announced, the Company acquired an 85% working interest in 3,684 acres in Frio County, Texas located south of San Antonio, Texas. The purchase price for the acreage was $6.26 million and is funded by project finance from a private fund.

The acreage lies within the historic Pearsall Field in south central Texas, one of the most prolific oil fields in Texas. Although there is no current production on the acreage, the Austin Chalk, Eagle Ford Shale and Buda Limestone formations are all present within this acreage and all are productive in the immediate area.

During the last 18 months well permitting and drilling activity on nearby acreage has been increasing and includes wells in all four target formations. Dozens of successful wells have been drilled in the area with nearly 100% success rate in all formations. Because the leasehold is within the historic Pearsall Field, abundant well data exists that documents both the presence and structure of all three oil-saturated formations as well as the porosity and fracture systems within the reservoirs that is critical to establishing commercial flow rates and maximizing ultimate recoverable oil in each well.

Dr. Ron Bain, head of the Eagle Ford Oil & Gas technical team said; “this leasehold will be the foundation upon which we build the company, the acreage has all the features that are essential for a small company like Eagle Ford. We have 3,684 contiguous acres and hold rights to all depths; we have a majority working interest and are the operator; we have multiple target formations that have all proven to be major producers in the area, an abundance of subsurface data from nearby legacy wells, compelling well economics with internal rates of returns (IRR) approaching or even exceeding 100% and the potential for dozens of well locations.

Austin Chalk

The Austin Chalk is a historical producing formation within the leasehold with further potential demonstrated by the success on leaseholds immediately offsetting our acreage. These wells have exhibited initial production rates of up to 500 bopd (barrels of oil per day) and some may produce between 250,000 and 500,000 boe (barrels of oil equivalent). It’s important to note these wells are completed with open hole technology and require no expensive hydraulic fracturing.

Eagle Ford Shale

The industry began drilling Eagle Ford Shale wells both east and west of Frio County and has expanded into Frio County from both directions. A major independent recently drilled 29 successful Eagle Ford Shale wells approximately 10 miles south of our leasehold with average IP rates of 697 boepd with stated EUR’s between 380,000 – 550,000 boe. Also to the south, another independent has completed at least 19 wells with an average IP of 850 boepd.

Buda Limestone

The Buda Limestone is being aggressively drilled by other E&P companies about four miles south of our project area. Completed wells have consistently demonstrated IP rates of 300 – 1000 boepd. As with the Austin Chalk, Buda Lime wells are completed open hole with no hydraulic fracturing required.

Pearsall Shale

The Pearsall Shale is an emerging play in the area and current drilling south of our acreage has proven the formation to be a gas-charged, condensate-rich reservoir. Reported IP’s are in the range 450 – 720 bcpd (barrels of condensate per day) along with 4.2 – 6.2 MMcfpd (million cubic feet of gas per day).

 Other Developments

The Company is currently in discussions with several capital providers about securing project development financings for this leasehold and hopes to have that financing secured before the end of the year and initiate drilling of first wells soon after.

Management Comments

Mr. Paul Williams, CEO of Eagle Ford Oil and Gas said, “These are exciting times for everyone at Eagle Ford Oil & Gas. We are focusing all our attention on securing project development financing and moving ahead with a drilling program.” Mr. Williams went on to say; “We remain very pleased with the leasehold in Frio County. The fact that other oil and gas companies have demonstrated an almost 100% success rate in fields adjacent to or very close by our leasehold with successful wells in all four formations present within our leasehold demonstrate how important this acquisition is to Eagle Ford Oil & Gas.”

About Eagle Ford Oil & Gas Corporation

Eagle Ford Oil & Gas Corp. engages in exploration and development of oil and gas production properties. The Company specializes in acquiring, exploring and developing oil and gas producing assets in the Gulf Coast region of Texas and Louisiana. Eagle Ford Oil & Gas has a team comprised of senior professionals with distinguished records of achievement and success in the targeted focus area.

Forward-Looking Statements

Investors are cautioned that certain statements contained in this document as well as some statements in periodic press releases and some oral statements of ECCE officials are "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "believes," "anticipates," "intends," "plans," "expects," and similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future ECCE actions, which may be provided by management, are also forward-looking statements as defined by the Act. Forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to materially differ from any future results, performance, or achievements expressed or implied by such forward-looking statements and to vary significantly from reporting period to reporting period. Although management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual future results will not be different from the expectations expressed in this report. These statements are not guarantees of future performance and ECCE has no specific intention to update these statements.

Investor Contact:

Brad Holmes

Energy Ir

(713)654-4009

B_holmes@att.net